      As Filed with the Securities and Exchange Commission on June 28, 2000


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                   For the fiscal year ended December 31, 1999


                                       OR


             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                                     For the
                         transition period from _____ to

                          Commission file number 1-6659
                                                 ------




                             CONSUMERS WATER COMPANY
                                EMPLOYEES' 401(k)
                             SAVINGS PLAN AND TRUST


                        PHILADELPHIA SUBURBAN CORPORATION
                             762 W. LANCASTER AVENUE
                               BRYN MAWR, PA 19010

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


The following audited financial statements are enclosed with this report:

         Financial Statements and Supplemental Schedules as of December 31, 1999 and 1998

                              Exhibit                                     Page

23.1     Consent of KPMG LLP                                                4
99.1     Financial Statements and Supplemental Schedules
         as of December 31, 1999 and 1998                                   5

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Consumers Water Company has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                             Consumers Water Company
                    Employees' 401(K) Savings Plan and Trust


  Plan Sponsor:                                                 Date



              /s/  Roy H. Stahl                               06/28/00
        -----------------------------------          --------------------------
              Roy H. Stahl
              Vice President
              Consumers Water Company